EXHIBIT 10.43

                                    AMENDMENT
                                       TO
                    AMENDED AND RESTATED EMPLOYMENT AGREEMENT

            AMENDMENT to AMENDED AND RESTATED EMPLOYMENT AGREEMENT made as of the 30th day of March, 2000 by and between Advanced Technical Products, Inc., a Delaware corporation (the "Company"), and Garrett L. Dominy (the "Executive").

            WHEREAS, the Executive is currently employed by the Company pursuant to that certain Amended and Restated Employment Agreement dated as of November 1, 1997 (the "Employment Agreement"); and

            WHEREAS, the Company has entered into that certain January 2000 Agreement and Plan of Merger dated January 27, 2000 with ATP Holdings Inc. and ATP Acquisition Corp. (the "Merger Agreement") pursuant to which a merger of ATP Acquisition Corp. with and into the Company (the "Merger") is contemplated, and pursuant to the terms of the Merger Agreement each of the Company and the Executive have agreed that Section 4.3 of the Employment Agreement will be amended, effective only when, and if, the Merger is consummated; and

            WHEREAS, effective as of the date hereof James S. Carter has resigned as the Company's President and Chief Executive Officer and the Company wishes to employ the Executive, and the Executive is willing to serve, as the Company's President and Chief Executive Officer; and

            WHEREAS, the Company and the Executive mutually desire to amend the terms of the Employment Agreement at this time in order to, among other things, incorporate the terms of such additional employment.

            NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

      1. AMENDMENT. Pursuant to Section 7.4 of the Employment Agreement, the Employment Agreement is hereby amended and superceded as follows:

            (a) EMPLOYMENT DUTIES. Section 1.1 is hereby amended by deleting the third sentence in said Section 1.1 in its entirety and replacing such sentence with the following:

                "During the Term, the Executive shall serve in the capacity of President, Chief Executive Officer and Chief Financial Officer of the Company, and shall also serve in those offices and directorships of subsidiary corporations or entities of the Company to which he may from time to time be appointed or elected; provided, however, that it is the

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   understanding of the Company and the Executive that the parties intend to mutually agree upon, and that the Company's Board will appoint, a person other than the Executive to serve as the Company's Chief Financial Officer in the future and at such time the Executive shall resign from the office of Chief Financial Officer without effect to this Agreement, as amended, and without giving rise to an event which could be deemed a constructive termination of the Executive's employment."

            (b) ANNUAL SALARY. Section 2.1 is hereby amended by deleting the first sentence of said Section 2.1 in its entirety and replacing such sentence with the following:

                "The Company shall pay to the Executive an annual salary at a rate of not less than three hundred twenty five thousand and no/100 dollars ($325,000.00) per year (the "ANNUAL SALARY"), subject to increase at the sole discretion of the Board, provided, however, that the Annual Salary shall be increased effective as of each Renewal Date of each year during the Term at a minimum by a percentage equal to the percentage increase in the Consumer Price Index (Income) for the previous fiscal year; provided, however that from February 1, 2000 through the earlier of (i) the date on which the Company secures substantial additional financing or (ii) the date on which the Company is sold or otherwise acquired, including, without limitation the consummation of the Merger (a "Payment Event") the Executive shall be paid out only that pro rata amount of his Annual Salary based on $275,000 per year and the remaining pro rata amount based on $50,000 per year shall be accrued by the Company and paid to the Executive after consummation of a Payment Event ."

            (c) TERMINATION WITHOUT CAUSE. Section 4.3 is hereby amended by deleting the second sentence of said Section 4.3 in its entirety and replacing such sentence with the following:

                "If the Executive is terminated during the Term without Cause (including any termination which is deemed to be a constructive termination without Cause under Section 4.6 hereof), the Company's obligation to the Executive shall be limited solely to (i) the vesting of all stock options granted to the Executive by the Company and (ii) the payment, at the times granted and upon the terms provided for herein, of the Executive's Annual Salary for a period of 18 months, based on the Annual Salary of the Executive in effect on the date of termination (or, if the Company has reduced the Executive's Annual Salary in breach of this Agreement, the Executive's Annual Salary before such reduction), together with all unpaid Incentive Bonus and Benefits awarded or accrued up to the date of termination; provided, however that in the event of a sale of the Company other than the Merger, which sale is consummated or agreed pursuant to a definitive agreement prior to July 30, 2000 then the 18 month period specified herein shall be 36 months."

As the Executive and the Company agreed in the Merger Agreement, Section 4.3 shall be further amended as provided in Section 5.12 in the Merger Agreement in the event that the Merger is consummated.

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      2. PUBLIC ANNOUNCEMENTS. The Company and the Executive will consult with each other before issuing, and provide each other the opportunity to review and comment upon, any press release or other public statements with respect to this Amendment or the termination of the Executive's employment by the Company and shall not issue any such press release or make any such public statement prior to such consultation.

      3. ENTIRE AGREEMENT; NO OTHER MODIFICATIONS; SUCCESSORS. The Employment Agreement, as amended by the Merger Agreement and further amended hereby, contains the entire agreement between the parties with respect to the subject matter thereof and hereof and supersedes all prior agreements, written or oral, with respect thereto. Except as amended hereby, the terms and conditions of the Employment Agreement, as amended by the Merger Agreement, shall continue in full force and effect and are hereby in all respects ratified and confirmed. The obligations of the Company contained herein shall be binding on its successors and assigns, including without limitation, the surviving entity upon consummation of the Merger.

      4. GOVERNING LAW. This Agreement shall be construed in accordance with the laws of the State of Delaware without reference to the conflicts of law principles therein.

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            IN WITNESS WHEREOF, this Amendment to the Amended and Restated
Employment Agreement has been executed as of the date and year first above written.



THE COMPANY:
                              ADVANCED TECHNICAL PRODUCTS, INC.


                              By:  _________________________________
                                   Name:
                                   Title:




THE EXECUTIVE:


                              _____________________________________
                              GARRETT L. DOMINY